EXHIBIT 99.1

Corcept Therapeutics Announces Second Quarter 2017 Financial Results, Raises 2017 Revenue Guidance and Provides Corporate Update

Commercial & Financial Highlights

  Revenue of $35.6 million in second quarter 2017, an increase of 80 percent from second quarter 2016
  2017 revenue guidance increased by $20 million, to $145-155 million
  GAAP net income of $0.10 per share, compared to $0.01 per share in second quarter 2016
  Non-GAAP net income of $0.13 per share, compared to $0.03 per share in second quarter 2016
  Final payment made in July 2017 on capped royalty financing obligation

Clinical Highlights

  Enrollment continues in Phase 2, open-label trial of CORT125134 for Cushing’s syndrome; planning started for end-of-Phase 2 FDA meeting and Phase 3 trial; Phase 2 results expected in first quarter 2018
  CLIA-validation of FKBP5 gene expression assay for diagnosing and optimally treating patients with Cushing’s syndrome expected this quarter
  Selective cortisol modulator CORT118335 to enter Phase 1 this month
  Selective cortisol modulator CORT125281 to enter Phase 1 this quarter; dose-ranging trial combined with Xtandi® (enzalutamide) in patients with castration-resistant prostate cancer to start fourth quarter
  Enrollment continues in Phase 1/2 trial of CORT125134 combined with Abraxane® in patients with solid-tumor cancers; expansion cohorts to open by year-end

MENLO PARK, Calif., Aug. 01, 2017 (GLOBE NEWSWIRE) -- Corcept Therapeutics Incorporated (NASDAQ:CORT), a pharmaceutical company engaged in the discovery, development and commercialization of drugs that treat severe metabolic, oncologic and psychiatric disorders by modulating the effects of cortisol, today reported its financial results for the quarter ended June 30, 2017.

Corcept reported quarterly revenue of $35.6 million, compared to revenue of $19.7 million in the second quarter of 2016, an increase of 80 percent.

The company raised its 2017 revenue guidance from $125-135 million to $145-155 million.

Second quarter GAAP net income was $12.6 million, compared to GAAP net income of $1.0 million in the second quarter of 2016.  Excluding non-cash expenses related to stock-based compensation and interest on the Royalty Financing, Corcept generated $16.0 million of non-GAAP net income in the second quarter, compared to non-GAAP net income of $3.2 million in the second quarter of 2016. A reconciliation of GAAP to non-GAAP net income is set forth below.

“Our excellent performance last quarter demonstrates the fundamental strength of our Cushing’s syndrome franchise,” said Joseph K. Belanoff, MD, Corcept’s Chief Executive Officer.  “Increasing numbers of physicians recognize that using Korlym® to modulate cortisol activity is the optimum treatment for many patients.  At the same time, our field force is doing a superb job educating physicians about the value of screening patients for hypercortisolism.  This is especially true in the community setting, where the vast majority of patients receive their care.

“The efficacy of Korlym is what fuels our strong growth,” added Dr. Belanoff. “Successful development of our next-generation cortisol modulator, CORT125134, will augment that growth.  A medication with Korlym’s benefits but without the side effects caused by Korlym’s affinity for the progesterone receptor will make cortisol modulation a treatment option for even more patients.”

“In the next few quarters, we will significantly enlarge our cortisol modulation platform,” said Robert S. Fishman, MD, Corcept’s Chief Medical Officer.  “CORT118335, which shows promise as a treatment for metabolic disorders such as fatty liver disease and antipsychotic-induced weight gain, will enter Phase 1 this month.  This quarter we will complete CLIA validation of our FKBP5 gene activity assay, which we expect will allow physicians to better diagnose and treat patients with hypercortisolism.  Our dose-ranging trial of CORT125281 combined with Xtandi will be studied in healthy subjects this quarter and in patients with castration-resistant prostate cancer next quarter.  Later this year, we plan to open expansion cohorts in our study of CORT125134 with Abraxane in patients with solid-tumor cancers.  Most important, our open-label trial of CORT125134 as a treatment for Cushing’s syndrome continues to accumulate patients.  We expect final results in the first quarter of 2018 and have begun planning our end-of-Phase 2 FDA meeting and Phase 3 trial.”

Financial Discussion

Operating expenses for the second quarter increased to $22.8 million, from $18.2 million in the second quarter of 2016, primarily due to increased spending on the development of CORT125134, CORT118335, and CORT125281, and increased compensation expense and pharmacy costs related to higher revenue.

Corcept’s cash and marketable securities totaled $67.7 million at June 30, 2017, compared to $57.3 million at March 31, 2017 and $41.8 million at June 30, 2016. These balances reflect scheduled payments under the company’s royalty financing obligation (the “Royalty Financing”) of $5.7 million in the second quarter of 2017 and $4.8 million in the first quarter of 2017.

Corcept extinguished its obligations under the Royalty Financing in July 2017, making a final payment of $4.6 million.

Conference Call

Corcept will hold a conference call on August 1, 2017, at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) to discuss this announcement. To participate, dial 1-888-771-4371 from the United States or 1-847-585-4405 internationally approximately 10 minutes before the start of the call. The passcode will be 45276605. A replay will be available through August 15, 2017 at 1-888-843-7419 from the United States and 1-630-652-3042 internationally.  The passcode will be 45276605.

About Hypercortisolism

Hypercortisolism, often referred to as Cushing’s syndrome, is caused by excessive activity of the stress hormone cortisol.  Endogenous Cushing’s syndrome is an orphan indication that most often affects adults aged 20-50.  In the United States, an estimated 20,000 patients have Cushing’s syndrome, with about 3,000 new patients being diagnosed each year.  Symptoms vary, but most people experience one or more of the following manifestations: high blood sugar, diabetes, high blood pressure, upper-body obesity, rounded face, increased fat around the neck, thinning arms and legs, severe fatigue and weak muscles.  Irritability, anxiety, cognitive disturbances and depression are also common.  Cushing’s syndrome can affect every organ system in the body and can be lethal if not treated effectively.

About Korlym®

Korlym inhibits the effects of excess cortisol in patients with hypercortisolism by modulating the activity at the glucocorticoid receptor, one of the two receptors to which cortisol binds.  Korlym was the first FDA-approved treatment for patients with Cushing’s syndrome and the FDA has designated it as an Orphan Drug for that indication.

About Corcept Therapeutics Incorporated

Corcept is a pharmaceutical company engaged in the discovery, development and commercialization of drugs that treat severe metabolic, oncologic and psychiatric disorders by modulating the effects of cortisol. Korlym® is the company’s first FDA-approved medication. Corcept has a large portfolio of proprietary compounds that modulate the effects of cortisol but not progesterone. Corcept owns extensive intellectual property covering the use of cortisol modulators, including mifepristone, in the treatment of a wide variety of serious disorders, including Cushing’s syndrome. It also holds composition of matter patents covering its selective cortisol modulators.

Non-GAAP Measures of Net Income

To supplement Corcept’s financial results presented on a GAAP basis, we use non-GAAP measures of net income that exclude non-cash stock-based compensation expense and the interest expense of the Royalty Financing. We believe that these non-GAAP measures help investors better evaluate the company’s past financial performance and potential future results.  Non-GAAP measures should not be considered in isolation or as a substitute for comparable GAAP accounting and investors should read them in conjunction with the company’s financial statements prepared in accordance with GAAP.  The non-GAAP measures of net income we use may be different from, and not directly comparable to, similarly titled measures used by other companies.

Forward-Looking Statements

Statements and management quotations in this press release, other than statements of historical fact, are forward-looking statements.  These are based on our current plans and expectations and are subject to known and unknown risks and uncertainties that might cause actual results to differ materially from those expressed or implied by such statements.  Forward-looking statements include those concerning our revenue guidance, the pace of Korlym’s acceptance by physicians and patients, the timing and outcome of clinical trials and regulatory meetings, the protections afforded by Korlym’s Orphan Drug designation for Cushing’s syndrome and our other intellectual property rights, including the composition of matter patents covering our selective cortisol modulators and patents concerning the use of cortisol modulators to treat patients with Cushing’s syndrome, triple-negative breast cancer, castration-resistant prostate cancer and other indications.  These and other risks are set forth in our SEC filings, which are available at our website or from the SEC’s website. We disclaim any intention or duty to update forward-looking statements made in this press release.

Abraxane® is a registered trademark of Celgene Corporation.
Xtandi® is a registered trademark of Astellas Pharma Inc.

CORCEPT THERAPEUTICS INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30,	December 31,
	2017	2016
	(Unaudited)	(Note)

ASSETS
Cash and investments	$67,659	$51,536
Trade receivables, net of allowances	9,504	9,860
Inventory	6,299	5,164
Other assets	3,075	2,193
Total assets	$86,537	$68,753

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$2,082	$2,290
Long-term obligation	4,573	14,664
Other liabilities	13,737	10,420
Stockholder's equity	66,145	41,379
Total liabilities and stockholders’ equity	$86,537	$68,753

Note: Derived from audited financial statements at that date

CORCEPT THERAPEUTICS INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016

Revenues:
Product sales, net	35,559	19,724	63,158	35,785

Operating expenses:
Cost of sales	775	426	1,421	829
Research and Development	7,876	5,672	15,052	10,307
Selling, general and administrative	14,113	12,118	29,150	22,549
Total operating expenses	$22,764	$18,216	$45,623	$33,685
Income from operations	12,795	1,508	17,535	2,100
Interest and other expense	(98)	(531)	(323)	(1,142)
Income before income taxes	12,697	977	17,212	958
Provision for income taxes	(50)	—	(177)	—
Net income	$12,647	$977	$17,035	$958
Other comprehensive income:
Net unrealized gain/(loss) on available-for-sale securities	(5)	—	(17)	—
Total comprehensive income	$12,642	$977	$17,018	$958

Basic net income per common share	$0.11	$0.01	$0.15	$0.01

Diluted net income per common share	$0.10	$0.01	$0.14	$0.01

Shares used in computing basic net income per share	113,249	110,034	113,059	109,848
Shares used in computing diluted net income per share	123,011	115,329	122,171	114,448

CORCEPT THERAPEUTICS INCORPORATED
RECONCILIATION OF GAAP TO NON-GAAP Net Income / (Loss)
(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016

GAAP net income	$12,647	$977	$17,035	$958

Non-cash expenses:
Stock-based compensation
Research and development	850	272	1,503	558
Selling, general and administrative	2,355	1,384	4,403	2,712
Total stock-based compensation	3,205	1,656	5,906	3,270
Accretion of interest expense related to long-term obligation	149	523	419	1,107
Non-GAAP net income, as adjusted for non-cash expenses	$16,001	$3,156	$23,360	$5,335

GAAP basic net income per share	$0.11	$0.01	$0.15	$0.01

GAAP diluted net income per share	$0.10	$0.01	$0.14	$0.01

Non-GAAP basic net income per share, as adjusted for non-cash expenses	$0.14	$0.03	$0.21	$0.05

Non-GAAP diluted net income per share, as adjusted for non-cash expenses	$0.13	$0.03	$0.19	$0.05

Shares used in computing basic net income per share	113,249	110,034	113,059	109,848
Shares used in computing diluted net income per share	123,011	115,329	122,171	114,448

CONTACT:
Charles Robb
Chief Financial Officer
Corcept Therapeutics
650-688-8783
crobb@corcept.com
www.corcept.com